CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 1, 2002, relating to the financial statements and financial highlights which appear in the December 31, 2001 Annual Report to Shareholders of Legg Mason Income Trust, Inc., (comprised of U.S. Government Intermediate-Term Portfolio, Investment Grade Income Portfolio, High Yield Portfolio, and U.S. Government Money Market Portfolio) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "The Funds' Independent Accountants" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
April 2, 2002